Exhibit 99(a)

ABX Air, Inc.

Reports Second Quarter Earnings

of $5.8 Million

WILMINGTON, Ohio – August 3, 2004 – ABX Air, Inc. (OTC: ABXA.OB) reported today that for the quarter ended June 30, 2004, net earnings were $5.8 million, or $0.10 per share, on revenues of $274.7 million. Net earnings improved from the second quarter of 2003, when ABX earned $3.6 million, or $0.06 per diluted share on revenues of $297.0 million. For the first half of 2004, net earnings increased to $11.8 million, or $0.20 per share, compared to net earnings of $7.2 million, or $0.12 per diluted share, in the first half of 2003. Comparisons between 2003 and 2004 financial results are complicated by the Company’s separation from its former parent, Airborne, Inc. (“Airborne”) in August of 2003, and the differences in ABX Air’s contractual mark-up and cost structure after the separation as compared to when the Company was a wholly-owned subsidiary of Airborne. Airborne was acquired by DHL Worldwide Express B. V. (“DHL”) in August of 2003.

For the second quarter of 2004, ABX’s net earnings of $5.8 million included $4.7 million from its two contracts with Airborne/DHL. Under the two contracts, the aircraft, crew, maintenance and insurance agreement (“ACMI agreement”), and a hub and line-haul services agreement (“Hub Services agreement”), ABX earns a base mark-up of 1.75% on eligible costs and can earn an incremental mark-up for meeting certain cost and services goals. The base mark-up resulted in net earnings of $3.7 million, while the incremental mark-up associated with the attainment of cost goals accounted for an additional $1.0 million. Under the two contracts, any incremental mark-up earned during the first three quarters of each fiscal year is based solely on achieving certain cost related goals, with a maximum incremental mark-up of approximately 0.54% of eligible costs. During the second quarter 2004, ABX Air earned 87.6% of the maximum incremental mark-up available under the two contracts. The incremental mark-up was achieved by processing higher package volumes and managing lower wage and maintenance expenses as compared to budget.

For the first half of 2004, ABX’s net earnings of $11.8 million included $9.5 million from its two contracts with Airborne/DHL. Net earnings from the base mark-up totaled $7.5 million, while the incremental mark-up associated with attainment of cost goals accounted for an additional $2.0 million of earnings, which was 86.4% of the maximum incremental mark-up available under the two contracts.

Total packages handled in the second quarter increased to 123.7 million, a 6.3% increase in the average daily number of packages compared to the second quarter of 2003. Total packages handled in the first half of 2004 increased to 246.5 million, a 6.0% increase in the average daily number of packages over the first half of 2003. The increase in daily packages handled was driven by growth in Airborne/DHL’s ground product. Pieces handled per labor hour paid, excluding flight and aircraft maintenance employees, where labor hours are not directly related to piece volumes, improved 7.5% during the second quarter and 7.7% for the first half of 2004 compared to the corresponding 2003 periods.

“Our employees’ focus on balancing high quality service while controlling costs was impressive despite dealing with the uncertainty of DHL’s hub consolidation plan,” stated Joe Hete, President and CEO. “On June 25th, that uncertainty ended when DHL announced that it would be consolidating its main hub operation in Wilmington, Ohio, our base of operations. DHL has announced plans to spend approximately $300 million to expand the Wilmington facility and ABX looks forward to growing with and supporting DHL,” Hete added.

Annual Cost And Service Goals

The two commercial agreements with Airborne/DHL allow ABX to earn additional incremental mark-up for meeting certain annual service and cost goals. Incremental mark-up earned on the annual goals is only recognized in the fourth quarter. Maximum incremental mark-up available from the annual cost goals is approximately 0.81% of eligible, annual costs under both commercial agreements. If ABX’s actual performance for the first half of 2004 is sustained for the full year, the Company would earn incremental mark-up from the annual cost incentives in the two agreements equivalent to 54.7% of the maximum available in the ACMI agreement, and 100% of the maximum mark-up from annual cost performance in the Hub Services agreement.

Maximum incremental mark-up available from the annual service goals is 0.25% of costs subject to mark-up under the ACMI agreement and 0.75% of costs eligible for mark-up under the Hub Services agreement. If ABX’s actual performance for the first half of 2004 is sustained for the full year, the Company would earn incremental mark-up from the annual service incentives in the two agreements equivalent to 80% of the maximum service incentive available in the ACMI agreement, and 100% of the maximum mark-up in the Hub Services agreement. Actual service and cost savings performance for the first half of 2004 are not necessarily indicative of full year performance, and results during the last six months of 2004 may improve on, or detract from actual service and cost performance through June 30, 2004.

Non-Airborne/DHL Results

Non-Airborne/DHL revenues grew 40.7% to $3.8 million in the second quarter of 2004 and 28.2% to $7.2 million for the first half of 2004 compared to the corresponding 2003 periods. Pre-tax profits on non-Airborne/DHL business increased by $0.2 million to $1.1 million for the second quarter and by $1.1 million to $2.3 million for the first half of 2004 compared to a year ago. Non-Airborne/DHL revenues in the second quarter of 2004 grew 11.0% compared to the first quarter of 2004 primarily due to the growth of air charter services. Overall margins on non-Airborne/DHL revenues were 28.2% and 32.4% for the second quarter and first half of 2004, respectively. Margins were lower in the second quarter compared to the first quarter because of the changes in product mix.

Outlook

As a result of their merger, DHL and Airborne are in the process of integrating their combined product offerings, sales, marketing, administrative and operating resources. After August 15, 2004, Airborne may terminate specific ACMI aircraft, add to, delete or modify the air routes ABX operates under the ACMI agreement and increase or reduce the scope of services that ABX provides under the Hub Services agreement. DHL has informed ABX that, in an effort to eliminate duplicative costs, it is developing plans to better integrate its U.S. operations. ABX anticipates that plans will be finalized later this year for implementation during late 2005 and early 2006, that will call for a reduction in the number of aircraft it provides to Airborne under the ACMI agreement. At this time, it is uncertain how many ABX aircraft will eventually be removed from service and the timing of those reductions. In June 2004, DHL announced that they plan to consolidate their main air hub in Wilmington, Ohio, where ABX operates the sort facility. The financial impact of any changes on ABX Air will depend on integration plans ultimately implemented by DHL and are not determinable at this time.

Other Information

On July 30, 2004, ABX Air and Duane Kimble, the Chief Financial Officer, agreed that Mr. Kimble would commence an immediate personal leave of absence. Mr. Kimble has informed ABX that he was advised by the staff of the SEC that it is considering recommending that the SEC bring a civil action against him, alleging violations of federal securities laws in connection with his service at his previous employer. None of the allegations involve ABX Air, Inc. The Board of Directors has appointed Quint Turner, currently the Vice President of Administration, and Principal Accounting Officer, to the additional role of Acting Chief Financial Officer during Mr. Kimble’s leave of absence.

ABX Air, Inc. is a cargo airline with a fleet of 115 in-service aircraft that operates out of Wilmington, Ohio, and eleven hubs throughout the United States. ABX became an independent public company effective August 16, 2003, as a result of the separation from its former parent company, Airborne, which was acquired by DHL Worldwide Express B. V. Effective at separation, ABX entered into two cost-plus commercial agreements with Airborne/DHL — an aircraft, crew, maintenance and insurance agreement (ACMI) and a hub and line-haul services agreement. Both contracts generally provide compensation to ABX on a cost-plus basis, with a base mark-up of 1.75% and a potential to earn incremental mark-ups depending on the attainment of contractually specified cost and service goals. In addition to providing airlift capacity and sort center staffing to Airborne, an indirect wholly-owned subsidiary of DHL Holdings (USA), Inc., ABX Air provides charter and maintenance services to a diverse group of customers. With over 7,000 employees, ABX is the largest employer in a several county area in southwestern Ohio.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. The Company’s actual results may differ materially from the results discussed in the forward-looking statements. There are a number of important factors that could cause the actual results of ABX Air, Inc. to differ materially from those indicated by such forward-looking statements. These factors include but are not limited to a significant reduction in the scope of services under the commercial agreements with Airborne, maintaining cost and service level performance, the ability to generate revenues from sources other than Airborne and other factors that are contained from time to time in our filings with the U.S. Securities and Exchange Commission, including ABX’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on our forward-looking statements. These forward-looking statements were based on information, plans and estimates at the date of this release. ABX undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

ABX AIR, INC.

CONSOLIDATED FINANCIAL RESULTS

(In thousands, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
REVENUES	$274,654	$297,045	$551,340	$607,741
OPERATING EXPENSES:
Salaries, wages and benefits	119,326	117,405	239,754	233,968
Purchased line-haul	50,283	39,821	97,750	80,293
Fuel	43,049	34,545	85,427	76,650
Maintenance, materials and repairs	26,911	28,252	54,395	57,979
Depreciation and amortization	9,262	34,085	18,358	68,467
Landing and ramp	5,100	5,324	13,456	16,146
Rent	1,577	2,784	3,183	5,965
Other operating expenses	11,363	24,322	23,047	46,495

	266,871	286,538	535,370	585,963

EARNINGS FROM OPERATIONS	7,783	10,507	15,970	21,778

INTEREST EXPENSE, NET OF INTEREST INCOME	1,957	4,733	4,164	9,970

EARNINGS BEFORE INCOME TAXES	5,826	5,774	11,806	11,808
INCOME TAX EXPENSE	—	2,213	—	4,573

NET EARNINGS	$5,826	$3,561	$11,806	$7,235

EARNINGS PER SHARE:
Basic earnings per share	$0.10	$0.07	$0.20	$0.14

Diluted earnings per share	$0.10	$0.06	$0.20	$0.12

WEIGHTED AVERAGE SHARES:
Basic	58,270	52,107	58,270	52,107

Diluted	58,270	58,521	58,270	58,521

ABX AIR, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

	June 30 2004	December 31 2003
ASSETS:
Cash	$67,963	$65,741
Accounts Receivable, net	7,029	5,482
Other Current Assets	17,794	18,763

Total Current Assets	92,786	89,986

Property and Equipment, net	332,938	312,803
Other Assets	10,237	10,317

Total Assets	$435,961	$413,106

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities	$122,423	$113,140

Long Term Obligations	243,066	241,300
Stockholders’ Equity	70,472	58,666

Total Liabilities and Stockholders’ Equity	$435,961	$413,106

ABX AIR, INC.

EARNINGS BY CONTRACT SUMMARY

(In thousands)

	For the quarter ended June 30, 2004
	Airborne				Customers other than Airborne	Total
	ACMI	Hub Services	Other Reimbursable	Subtotal
Revenues:
Base	$118,463	$98,951	$52,421	$269,835	$3,808	$273,643
Incremental markup	538	473	—	1,011	—	1,011

Total revenues	119,001	99,424	52,421	270,846	3,808	274,654

Operating expenses	114,951	97,248	51,939	264,138	2,733	266,871
Interest expense	1,475	—	482	1,957	—	1,957

Total expense	116,426	97,248	52,421	266,095	2,733	268,828

Earnings	$2,575	$2,176	$—	$4,751	$1,075	$5,826

	For the six months ended June 30, 2004
	Airborne				Customers other than Airborne	Total
	ACMI	Hub Services	Other Reimbursable	Subtotal
Revenues:
Base	$238,532	$195,683	$107,895	$542,110	$7,238	$549,348
Incremental markup	1,003	989	—	1,992	—	1,992

Total revenues	239,535	196,672	107,895	544,102	7,238	551,340

Operating expenses	231,507	192,317	106,654	530,478	4,892	535,370
Interest expense	2,923	—	1,241	4,164	—	4,164

Total expense	234,430	192,317	107,895	534,642	4,892	539,534

Earnings	$5,105	$4,355	$—	$9,460	$2,346	$11,806